Exhibit 99.1

IRADIMED CORPORATION Announces 2017 Annual and First Quarter Financial Guidance

•                  Announces Preliminary Full Year and Fourth Quarter 2016 Revenue

•                  Announces Fourth Quarter 2016 Financial Results Conference Call Date

Winter Springs, Florida, January 18, 2017 — IRADIMED CORPORATION (NASDAQ:IRMD), the only known provider of non-magnetic intravenous (IV) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (MRI) procedures, today announced its financial guidance for the full year and first quarter 2017.

For the full year 2017, the Company expects to report revenue of $23.9 million to $24.3 million, GAAP diluted earnings per share of $0.07 to $0.08 and non-GAAP diluted earnings per share of $0.14 to $0.18.

For the first quarter 2017, the Company expects to report revenue of $5.2 million to $5.3 million, GAAP diluted earnings per share of $(0.01) to $(0.02) and non-GAAP diluted earnings per share of $0.00 to $0.01. We expect that approximately $0.3 million of our first quarter 2017 revenue will come from backlog, compared to approximately $3.2 million of our first quarter 2016 revenue that came from backlog.

The Company also announced that it expects to report revenue of approximately $32.6 million for the full year 2016 and $6.1 million for the fourth quarter 2016. We expect that approximately $12.5 million and $1.3 million of our full year and fourth quarter 2016 revenue, respectively, came from backlog. At December 31, 2016, the Company had approximately $1.4 million of backlog remaining and expects that backlog will approximate this level throughout 2017.

“In December, we achieved an important milestone in the Company’s plans by making the first shipments of our new MRI compatible patient vital signs monitoring system to key European distributors. Interest in our MRI compatible IV pump system remains strong, although we continue to experience difficulty in converting this interest into confirmed purchase orders. We are currently highly focused on enhancing the abilities of our domestic sales team to handle the longer and more intricate selling process the multi-department/multi-pump sale requires,” said Roger Susi, President and Chief Executive Officer of the Company.

The Company plans to release its 2016 fourth quarter results before the market opens on February 6, 2017.

The Company’s non-GAAP earnings per share guidance excludes stock-based compensation expense, net of tax, which the Company expects to be approximately $1.3 million and $0.3 million for the full year and first quarter 2017, respectively.

Use of non-GAAP Financial Measures

This release contains financial guidance that excludes stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. This non-GAAP financial measure is an important tool for financial and operational decision making and for evaluating our operating results.  This non-GAAP financial measure should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and is not indicative of net income or cash provided by operating activities.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in the development of MRI compatible medical devices. IRADIMED is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features in order to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room, including in very close proximity to the MRI scanner bore. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com